Exhibit 3.109

RESTATED CERTIFICATE OF INCORPORATION

of

ARKWIN INDUSTRIES, INC.

Pursuant to Section 807 of the Business Corporation Law

The undersigned, DANIEL BERLIN, being the sole shareholder of ARKWIN INDUSTRIES, INC., in accordance with Section 807 of the Business Corporation Law, does hereby certify:

1. The name of the corporation is ARKWIN INDUSTRIES, INC.

2. The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on the 7th day of November, 1951.

3. The Certificate of Incorporation of the corporation as now in full force and effect is hereby amended to effect the following changes authorized by Section 801 of the Business Corporation Law:

(a) To enlarge and otherwise change the purposes of the corporation as set forth in Article SECOND of this Restated Certificate of Incorporation

(b) To increase the aggregate number of shares which the corporation shall have authority to issue from five hundred thousand (500,000) common shares of the par value of $.10 per share to one million (1,000,000) common shares of the par value of $.10 per share as set forth in Article THIRD of this Restated Certificate of Incorporation.

(c) To change the provisions of the Certificate of Incorporation relating to elimination of preemptive rights as set forth in Article SIXTH of this Restated Certificate of Incorporation.

4. The Certificate of Incorporation of the corporation is hereby restated to set forth its entire text as follows:

“CERTIFICATE OF INCORPORATION

–of–

ARKWIN INDUSTRIES, INC.

Under Article Two of the Stock Corporation Law

FIRST: The name of the corporation is ARKWIN INDUSTRIES, INC.

SECOND: The purposes for which the corporation is formed are as follows:

(a) To manufacture, produce, assemble, design, fabricate, repair, overhaul, purchase or otherwise acquire, sell, lease or otherwise dispose of, hire, license, trade, deal in and deal with, import, export or otherwise use machinery, valves, hydraulic, pneumatic, cryogenic and other fluid and power control equipment and components, accessories, equipment, devices and similar or related products; buy, rent or otherwise acquire, sell, trade and deal in and with supplies, merchandise, equipment, machinery, tools, parts and other goods, wares or supplies in connection therewith or in any other field in which the foregoing may profitably be used.

(b) To operate as a warehouseman, jobber, dealer in at wholesale or retail with respect to any of the foregoing products.

(c) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, acquire, own, hold, improve, employ, use or otherwise deal in and with, sell, convey, exchange, transfer or otherwise dispose of, mortgage or pledge, or create a security interest in, real or personal property of every kind and description, including but not limited to securities or commodities futures contracts, or any interest therein, wheresoever situated.

(d) To carry on a general merchandising business.

THIRD: The office of the corporation is to be located in the Village of Westbury, County of Nassau and State of New York.

FOURTH: The corporation shall have authority to issue an aggregate of one million (1,000,000) shares of common stock having a par value of Ten ($.10) Cents per share.

FIFTH: The Secretary of State of the State of New York is hereby designated as agent of the corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process against it served upon him is 648 Main Street, Westbury, New York 11590.

SIXTH: The following provision is inserted for the regulation and conduct of the business and affairs of the corporation and is in furtherance of and not in limitation or exclusion of any powers inferred upon it by statute:

No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.

5. The amendment of the Certificate of Incorporation was authorized by unanimous written consent setting forth the action taken, signed by the holder of all the outstanding shares of the corporation.

IN WITNESS WHEREOF I have signed this Certificate this day of July 1967.

STATE OF NEW YORK	)
	:	ss. :
COUNTY OF NEW YORK	)

DANIEL BERLIN, being duly sworn, deposes and says that he is the sole shareholder of ARKWIN INDUSTRIES, INC., the corporation named in the foregoing Restated Certificate of Incorporation; that he has read and signed the same and the statements therein contained are true to his own knowledge.